FOR IMMEDIATE RELEASE
CONTACT:  Phillip Miller, Chairman and CEO
(616) 235-0698 ext. 12 (pmiller@altmarknet.com) or
Mary Ann Sabo (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

      Alternate Marketing Networks Announces Acquisition of Hencie Deal With IT Solutions Provider Will Nearly Double Marketing
Company's Size

GRAND RAPIDS, Michigan, April 23, 2002   Alternate Marketing
Networks, Inc. (Nasdaq: ALTM) announced today that it has signed a definitive agreement to acquire Hencie, Inc., a Texas-based information technology solutions provider, in an all-stock transaction.

The Grand Rapids, Mich.-based national marketing services company said that the deal, which is subject to shareholder approval and due diligence, will join two companies that have complementary business strategies. The transaction will be accretive to earnings and will nearly double the annual sales of Alternate Marketing Networks.

Under the terms of the agreement, Alternate Marketing Networks shareholders will retain a majority interest in the new company. The agreement also allows for a special cash dividend for Alternate Marketing Networks' current shareholders.

Adil Khan, co-founder and CEO of Hencie, will serve as CEO of the new company while Phil Miller, founder, chairman and CEO of Alternate Marketing Networks, will serve as chairman. Miller will remain
president of the Company's two current business units   U.S. Suburban
Press and Alternate Postal Direct   while Khan will remain president of
Hencie, which will be a third business unit of Alternate Marketing Networks. All three business units will continue to operate according to their current business plans and continue to serve their current markets.

The new company's board of directors will include three directors from Alternate Marketing Networks, Khan and another new director to be named. Further terms of the deal are not being disclosed pending ratification by shareholders. Alternate Marketing Networks will hold its annual meeting on Friday, June 28, in Grand Rapids.

"We believe that merging Hencie into Alternate Marketing Networks' holding company will offer an excellent opportunity to increase shareholder value," Miller said. "Hencie is a strong and growing company whose business model and service offerings complement our own. We see a tremendous need in the markets we serve for Hencie's innovative business solutions that will help our advertising, marketing
and logistics customers better   and more profitably   manage their
businesses."

Dallas-based Hencie reported sales of $12 million in fiscal 2001. The Company is an Oracle Corp. e-business solutions and applications provider that helps companies improve the way they do business by applying direct industry experience and proven expertise in Oracle technology with in-depth knowledge of business processes.
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Alternate Marketing Networks / page 2 of 2

"We are extremely pleased with the opportunity to join forces with Alternate Marketing Networks, and feel this is an excellent fit for both companies," Khan said. "We look forward to capitalizing on new opportunities as a result of additional services such as business process outsourcing in the logistics and direct marketing areas. We believe that the expansion in services and industry segments will enable us to maintain our positive growth."

Hencie got its start in 1997 offering IT consulting services with a focus on Oracle applications and database management. Hencie is a Certified Partner within the Oracle PartnerNetwork and one of the leading service providers for Oracle Software in the Southwest.

The Company is focused on delivering innovative, strategically aligned solutions that offer a rapid return on investment to its clients in Texas, Arizona, Oklahoma, Louisiana, Arkansas and Colorado. Its clients include Raytheon Professional Services, Lone Star Steel, Luminex Corp, Novation LLC, Edgen, Hotworx, Western Gas Resources and others.

The new combined Company, which will employ more than 100 people, will maintain its offices in Grand Rapids, Dallas, Chicago, St. Petersburg, Fla., Detroit and New York. No staff reductions are expected because of the merger.

About Alternate Marketing Networks:
Alternate Marketing Networks (www.altmarknet.com) is a single-source provider of marketing services offering a broad range of products and services. Building on its entrepreneurial heritage, the Company has developed and launched several new specialty newspaper initiatives that provide complementary products to its current marketing programs. Alternate Marketing Networks offers comprehensive services in two primary areas: advertising and marketing, and logistics and marketing. The Company serves the newspaper, consumer package goods, telecommunications, automotive, tourism and e-commerce industries.

About Hencie:
Hencie, Inc. (www.hencie.com) is an information technology company that delivers rapid return on investment (ROI) by improving business processes using enterprise software from leading software companies such as Oracle. Hencie applies a unique combination of proven expertise in Oracle applications technology, direct industry experience and in-depth knowledge of business processes to get business clicking for clients in high tech, discrete manufacturing, distribution, oil and gas, travel and hospitality, and other service industries.

Some of the statements included in this news release are not historical facts but are forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by that statute. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Some of these risks and uncertainties are discussed in Alternate Marketing Networks' filings with the Securities and Exchange Commission, which are publicly available. Readers are cautioned not to place undue reliance on the forward-looking statements. Alternate Marketing Networks does not undertake to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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